                                   HUNTCO INC.
                     14323 SOUTH OUTER FORTY - SUITE 600N
                        TOWN & COUNTRY, MISSOURI   63017

FOR IMMEDIATE RELEASE:

HUNTCO REPORTS RESULTS FOR SECOND QUARTER.  $.035  DIVIDEND DECLARED.

TOWN & COUNTRY, MISSOURI, November 11, 1996 . . . . . Huntco Inc. (NYSE: HCO)
today announced results of operations for its second quarter which ended October 31, 1996. Net sales were a record $84.0 million, an increase of 35.3% in comparison to the prior year's second quarter net sales of $62.1 million. The Company reported net income of $2.4 million, or $.27 per share, for the quarter ended October 31, 1996, which compares to a net loss of $4.7 million, or $.52 per share, for the prior year second quarter. Included in the net loss for the quarter ended October 31, 1995 was a charge for a lower of cost or market inventory adjustment of $5.0 million, net of income tax benefits, or $.56 per share.

Net sales for the six month period ended October 31, 1996 were a record $162.4 million, an increase of 38.6% in comparison to net sales of $117.2 million for the comparable period of the prior year. The Company reported net income for the six months ended October 31, 1996 of $5.0 million, or $.56 per share, which compares to a net loss of $3.7 million, or $.42 per share, for the six month period ended October 31, 1995. The net loss for the six month period ended October 31, 1995 also reflected the effects of the lower of cost or market inventory adjustment discussed above.

The Company declared a dividend of $.035 per share for shareholders of record on November 27, 1996, payable on December 9, 1996.

The improvement in net sales is attributable to increased levels of tons processed. The Company processed a record 238,729 tons of steel in the quarter ended October 31, 1996, an increase of 34.4% in comparison to the quarter ended October 31, 1995. The Company processed 470,038 tons of steel in the six month period ended October 31, 1996, an increase of 34.3% in comparison to prior year amounts. Approximately 21.1% and 22.2% of the tons processed in the three and six month periods ended October 31, 1996, respectively, represented customer owned material processed on a per ton, fee basis.

The Company indicated that its gross profit margins were under pressure, especially late in the second quarter, due to higher domestic prices for its primary raw material, hot rolled steel coils, when significant quantities of lower priced imported material were available in its market territories. Further, the Company has continued to purchase a majority of its raw material requirements from domestic suppliers in order to maximize its inventory turnover rates. In light of these factors, additional announced price increases effective January 1, 1997 by Nucor, the Company's major supplier of hot rolled steel coils, and an extremely competitive environment, the Company expects that this margin pressure will continue, and may become more severe during the holiday season in November and December when there are fewer shipping days. If this occurs, the 11% gross profit margin realized by the Company during the first six months of the 1997 fiscal year may reflect the high end of the possible range of gross profit percentages which may be realized for the third quarter and possibly for the entire second half of the year. As such, it now appears that gross profits could decline to a range of 9% to 11% of net sales during the third quarter, with a recovery to approximately 11% expected in the fourth quarter. The Company encourages those who make use of this forward-looking data to make reference to the discussion found under the title "Risk Factors - 1997 Forecast" included within Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations, of the Company's Annual Report on Form 10-K for the year ended April 30, 1996, as filed with the Securities and Exchange Commission on July 26, 1996.

The Company stated that it was proceeding with due diligence in regard to the previously announced acquisition of certain assets of Coil-Tec, Inc. and that a closing was still expected before the end of the calendar year. Further information concerning the terms of the acquisition will not be released until completion of the negotiation of a definitive agreement.

Huntco Inc. is an intermediate steel processor, specializing in the processing of flat rolled carbon steel.

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                                   HUNTCO INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            (unaudited, dollars in thousands, except per share amounts)



                                         Six Months            Three Months
                                      Ended October 31       Ended October 31
                                       1996       1995        1996      1995
                                     -------    -------      ------    ------

Net sales                           $162,413   $117,178     $83,983   $62,072

Cost of sales                        144,213    115,884      74,777    65,552
                                     -------    -------      ------    ------

Gross profit (loss)                   18,200      1,294       9,206    (3,480)

Selling, general and
 administrative expenses               7,444      6,092       3,813     3,097
                                     -------    -------      ------    ------

Income (loss) from operations         10,756     (4,798)      5,393    (6,577)

Other income (expense):
 Interest, net                        (2,694)    (1,137)     (1,492)     (810)
 Other, net                                -          2           -         2
                                     -------    -------      ------    ------

Income (loss) before
 income taxes                          8,062     (5,933)      3,901    (7,385)

Provision (benefit) for
 income taxes                          3,075     (2,186)      1,484    (2,732)
                                     -------    -------      ------    ------

Net income (loss)                    $ 4,987  $  (3,747)    $ 2,417   $(4,653)
                                     =======    =======      ======    ======


Earnings (loss) per share            $  .56   $  (.42)      $   .27   $ (.52)
                                      =====      =====        =====     =====

Weighted average
 common shares outstanding            8,952      8,940        8,951     8,940
                                      =====      =====        =====     =====

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                                  HUNTCO INC.

                    CONDENSED CONSOLIDATED BALANCE SHEETS
                          (amounts in thousands)


                                                        October 31,  April 30,
                                                           1996        1996
                                                        ----------   --------
                                                        (unaudited)  (audited)
ASSETS
Current assets:
 Cash                                                    $  2,614    $  2,737
 Accounts receivable, net                                  39,918      36,804
 Inventories                                               65,143      53,964
 Other current assets                                       2,164       1,926
                                                          -------     -------
                                                          109,839      95,431

Property, plant and equipment, net                        131,697     120,338
Goodwill                                                    4,857       5,001
Other assets                                                1,477       1,667
                                                          -------     -------
                                                         $247,870    $222,437
                                                          =======     =======

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                        $ 24,631    $ 29,003
 Accrued expenses                                           1,674       3,934
 Current maturities of long-term debt                         189         189
                                                          -------     -------
                                                           26,494      33,126
                                                          -------     -------

Long-term debt                                             98,972      73,066
Deferred income taxes                                       6,632       4,879
                                                          -------     -------
                                                          105,604      77,945
                                                          -------     -------

Shareholders' equity:
 Preferred stock (issued and outstanding, none)              -           -
 Common stock:
   Class A (issued and outstanding, 5,292)                     53          53
   Class B (issued and outstanding, 3,650)                     37          37
 Additional paid-in-capital                                86,567      86,567
 Retained earnings                                         29,115      24,709
                                                          -------     -------
                                                          115,772     111,366
                                                          -------     -------
                                                         $247,870    $222,437
                                                          =======     =======
